Agreement

This Agreement ("Agreement") is made this 10th day of July, 2002 by and between AIWA CO., LTD., a Japanese corporation having its principal place of business at 2-11, Ikenohata 1-chome, Taito-ku, Tokyo, 110-8710, Japan (hereinafter referred to as "Aiwa") and Exabyte Corporation, a Delaware corporation having its principal place of business at 1685 38th Street, Boulder, CO 80301, U.S.A. (hereinafter referred to as "Exabytre"), and the aforesaid Parties have agreed as follows:

1. Exabyte and Aiwa acknowledge that approximately US$3.77million are now overdue and have not been paid by Exabyte to Aiwa. Such Debit Notes are as follows:
1)	Parts( Japan Parts )	:A-E020226/100	:180,863,303 yen
2)	Parts (US$ Parts)	:A-E020226-2/101	:US$747,504.35
3)	Transportation fee	:A-E011119/092	:US$7929.43
4)	Transportation fee	:A-E011228/099	:US$5463.26
5)	Parts( Japan Parts )	:A-E020327/102	:48,441,440 yen
6)	Prod. Jigs & Equipment	:A-E011116/091	:US$293,716.59
7)	VXA-1,2 Tooling (phy.)	:TLG011220/097	:US$541,443.10
8)	VXA-1,2 Tooling (title)	:TLG011220-2/098	:US$266,580.08

Total Amounts overdue; US$1,862,636.81 + JPN Yen229,304,743

2. Aiwa has the remaining VXA parts at Aiwa warehouse for approximately US$0.80 million which were ordered by Aiwa based on Ecrix's purchase order and forcast in the year of 2000.

3. Exabyte shall pay to Aiwa US$ 2.0 million in accordance with the following schedule:
1)	First payment	US$1.00million	:Immediately upon the execution of this Agreement.
2)	Second payment	US$0.25million	:By November 30th, 2002
3)	Third payment	US$0.25million	:By March 31st, 2003
4)	Fourth payment	US$0.25million	:By June 30th, 2003
5)	Fifth payment	US$0.25million:	By September 30th, 2003

4. Immediately after Aiwa's receipt of the first payment ( US$1.00million ), Aiwa agrees to the reduction of the amounts charged to Exabyte, subject to Exabyte's payment of US$2.00million according to the schedule in Article 3, from US$4.57million, which include US$3.77million in Article 1 and US$0.80million in Article 2, to US$2.00million, and Aiwa shall deliver the remaining VXA parts in Article 2 to Hitachi on " as is" condition and without any warranties. Aiwa agrees to provide Exabyte a list of parts, including description and value, that will be shipped upon execution of the Agreement. Exabyte agrees not to claim any on those parts delivered by Aiwa to Hitachi. Concurrently with the first payment by Exabyte to Aiwa, Exabyte shall cease and waiver any and all claims relating to Aiwa's jigs, equipment, tooling, parts and AIWA VXA Technologies delivered from Aiwa to Hitachi and Exabyte.

5. Subject to the completion of payment by Exabyte according to the schedule set forth in Article 3 above, Aiwa agrees to cease its claim for the payment by Exabyte against the remaining amounts (US$2.57million) of those Debit Notes listed in Article 1&2 hereof. Further, Aiwa certifies that all obligations for parts and tooling payments are satisfied and paid in full with the payments contemplated in paragraph 3 above, and that there are no other obligations associated with the parts, jigs and toolings that were transferred as part of the Technology Transfer and License Agreement. Notwithstanding the foregoing, should Exabyte fail to pay to Aiwa the amounts of US$2.00million at the schedule set forth in Article 3, Aiwa shall reserve the right to claim for the payment by Exabyte of full amounts of Debit Notes ( US$4.57million ) as listed in Article 1&2.

6. Parties confirm that Technology Transfer & License Agreement dated September 18th, 2001 made by and between Ecrix and Aiwa is in full force and effect and continue to be binding upon both Parties and Exabyte shall continue to pay royalties to Aiwa as set forth in Technology Transfer & License Agreement. In the event of conflict between the provisions of this Agreement and the said Technology Transfer & License Agreement, the provisions of this Agreement shall prevail.

7. Parties acknowledge that Aiwa is scheduled to become 100% owned subsidiary company by Sony Corporation as of October 1st, 2002 and may be merged into Sony Corporation in the course of time. When the merger takes place between Aiwa and Sony Corporation successfully, this Agreement and the said Technology Transfer & License Agreement shall be transferred to and succeeded by Sony Corporation, as a surviving corporation of Aiwa, as far as Aiwa's rights and obligations are concerned.

8. Aiwa agrees to discloses to Exabyte the Design Data of EnCore on "as is" condition without any warranties and without support. Title and right of such Design Data and Aiwa Technologies of EnCore shall remain in Aiwa. None of the Design Data and Aiwa Technologies of EnCore disclosed by Aiwa shall constitute any representation, warranty, assurance and guarantee with respect to the non-infringement of trademarks, patents, copyrights or any other intellectual property rights of third parties. Exabyte may modify, improve, enhance EnCore technology, create derivative works based on such technology and have such EnCore technologies or derivative works embedded into a certain chip used in VXA products sold and distributed in the market. The price for the disclosure of Design Data of EnCore is US$50,000 and the payment shall be made to Aiwa concurrently with the first payment as set forth in Article 3. Upon Aiwa's receipt of such payment (US$50,000), Aiwa shall deliver to Exabyte the Design Data of EnCore in CD-ROM format and shall send a letter to Mr. David Woodral to release him to work with Exabyte on EnCore and its related development. Exabyte shall pay US$2.00 royalty to Aiwa for each VXA unit which have a certain chip embedded with EnCore technology or its derivative works.

The terms of this Agreement are hereby agreed and acknowledged by the parties and signed by their duly authorized representatives:

AIWA CO., LTD.	Exabyte Corporation

/s/ Mitsuharu Imada	/s/ Juan A. Rodriguez
Name: Mitsuharu Imada	Name: Juan A. Rodriguez
Title: Senior Vice President	Title: Chairman
Date: July 15, 2002	Date: July 12, 2002